Exhibit 99.1

November 30, 2020	Media:	Peter Lucht - 781.655.2289
	Investors:	Kristin Silberberg - 203.900.6854

Citizens Financial Group, Inc. Appoints

Christopher J. Swift and Lee Alexander to Board of Directors

Howard (Hoddy) Hanna to Retire from Board in April 2021

PROVIDENCE, RI – Citizens Financial Group, Inc. (NYSE: CFG) today announced the appointment of Christopher (Chris) J. Swift and Lee Alexander to its board of directors, effective February 1, 2021. Mr. Swift currently serves as Chairman and Chief Executive Officer of The Hartford Financial Services Group, a national leader in property and casualty insurance, group benefits and mutual funds, founded in 1810. Mr. Alexander is the Executive Vice President and Chief Information Officer for The Clearing House, operator of core payments system infrastructure in the United States, including a real-time payment system. Mr. Swift will serve on the board’s Risk Committee, and Mr. Alexander will serve on the board’s Audit Committee.

“We are pleased to welcome both Chris and Lee to our board of directors,” said Chairman and Chief Executive Officer Bruce Van Saun. “Chris is a standout CEO in the financial services industry, with significant experience in transformation and positioning a venerable company for the future. Lee brings tremendous insights into new technologies, cybersecurity, data analytics and payments gleaned from his experience at The Clearing House and the Federal Reserve Bank of New York. We are fortunate to attract such talented directors as we continue our journey to drive shareholder value and become a top performing bank.”

Citizens also announced that Howard (Hoddy) Hanna, who has served on the Citizens Board since 2009, will retire from the board after his current term expires at the end of April 2021, given mandatory age considerations under the bank’s corporate governance guidelines. Hanna has served as a member of the board’s Audit Committee and Nominating & Corporate Governance Committee. Hanna is Chair of Hanna Holdings, the third largest real estate company in the U.S., as well as Chair of the Children’s Hospital of Pittsburgh.

The Board will increase in size to 14 directors on February 1, 2021, before dropping back to 13 directors in April at the Annual Shareholder’s Meeting.

Van Saun continued, “I would like to thank Hoddy for the fine contribution he’s made to Citizens over the years. We’ve all very much enjoyed working with him and wish him well in life’s next chapter.”

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $179.2 billion in assets as of September 30, 2020. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a 24/7 customer contact center and the convenience of approximately 2,700 ATMs and approximately 1,000 branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers a broad complement of financial products and solutions, including lending and leasing, deposit and treasury management services, foreign exchange, interest rate and commodity risk management solutions, as well as loan syndication, corporate finance, merger and acquisition, and debt and equity capital markets capabilities. More information is available at www.citizensbank.com or visit us on Twitter, LinkedIn or Facebook.

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